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Exhibit 5.1

November 30, 2017

Plains All American Pipeline, L.P.
333 Clay Street, Suite 1600
Houston, Texas 77002

Ladies and Gentlemen:

        We have acted as counsel for Plains All American Pipeline, L.P., a Delaware limited partnership (the "Partnership"), with respect to the preparation of the Registration Statement on Form S-3 (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission (the "Commission") in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the "Securities Act"), of the offer and sale by the selling unitholders named in the Registration Statement from time to time, pursuant to Rule 415 under the Securities Act, of common units representing limited partner interests in the Partnership (the "Common Units").

        We have also participated in the preparation of the Prospectus (the "Prospectus") contained in the Registration Statement to which this opinion is an exhibit.

        As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the "Delaware LP Act"), and the Partnership's records and documents, certificates of the Partnership and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies; (ii) that all signatures on each such document examined by us are genuine and that the signatories thereto have the requisite legal capacity to execute such documents; (iii) that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (iv) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete; and (v) that the Common Units will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate Prospectus Supplement, if any.

        Based upon and subject to the foregoing, we are of the opinion that the Common Units, when issued and delivered against payment therefor as described in the Registration Statement, will be duly authorized, validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such nonassessability may be affected by Sections 17-303, 17-607 or 17-804 of the Delaware LP Act).

        As to any facts material to the opinion contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the general partner of the Partnership.

        The foregoing opinion is limited in all respects to the federal laws of the United States of America, the Delaware LP Act and the Constitution of the State of Delaware, each as interpreted by the courts of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

        We hereby consent to the references to this firm under the caption "Legal Matters" in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,
/s/ Vinson & Elkins L.L.P. Vinson & Elkins L.L.P.

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  Exhibit 5.1